                                                                       Exhibit 4

             FLUOR DANIEL GTI, INC. SENIOR EXECUTIVE SEVERANCE PLAN
             ------------------------------------------------------

                                 Introduction
                                 ------------


     The Board of Directors of Fluor Daniel GTI, Inc. recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change of Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of employees of the Company and its Subsidiaries to the detriment of the Company and its shareholders.

     The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.

     In addition, the Board believes that it is consistent with the Company's employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its employees whose employment terminates in connection with or following a Change of Control.

     Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its employees and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change of Control.

     Therefore, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.


                                    ARTICLE I
                              ESTABLISHMENT OF PLAN
                              ---------------------

     As of the Effective Date, the Company hereby establishes a separation compensation plan known as the Fluor Daniel GTI, Inc. Senior Executive Severance Plan, as set forth in this document.

                                   ARTICLE II
                                   DEFINITIONS
                                   -----------


     As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

     (a) Annual Bonus. The annual cash bonus that a Participant is eligible to
         ------------
earn pursuant to the Company's Bonus Plan.

     (b) Annual Compensation. The sum of a Participant's Annual Salary and
         -------------------
Annual Bonus.

     (c) Annual Salary. The Participant's regular annual base salary immediately
         -------------
prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Company long-term or short-term incentive plan or any similar payment.

     (d) Board. The Board of Directors of Fluor Daniel GTI, Inc.
         -----

     (e) Cause. With respect to any Participant: (i) the willful and continued
         -----
failure of the Participant to perform substantially the Participant's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

     (f) Change of Control. The occurrence of any of the following events:
         -----------------

            (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company,
(B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

     (ii) Individuals who, as of the date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (g) Code. The Internal Revenue Code of 1986, as amended from time to time.
         ----

     (h) Committee. The Compensation Committee of the Board.
         ---------

     (i) Company. Fluor Daniel GTI, Inc. and any successor thereto.
         -------

     (j) Date of the Change of Control. The date on which a Change of Control
         -----------------------------
occurs.

     (k) Date of Termination. The date on which a Participant
         -------------------
ceases to be an Employee.

     (l) Disability. A termination of a Participant's Employment for Disability
         ----------
shall have occurred if the Termination occurs because illness or injury has prevented the Participant from performing his or her duties (as they existed immediately prior to the illness or injury) on a full time basis for 180 consecutive business days.

     (m) Effective Date. The date specified in the resolution of the Board
         --------------
adopting this Plan.

     (n) Employee. Any full-time, regular-benefit, non-bargaining employee of an
         --------
Employer.

     (o) Employer. The Company or a Subsidiary which has adopted the Plan
         --------
pursuant to Article V hereof.

     (p) ERISA. The Employee Retirement Income Security Act of 1974, as amended,
         -----
and the regulations thereunder.

     (q) Good Reason. With respect to any Participant, (i) any material
         -----------
reduction in the Participant's Annual Salary, opportunity to earn Annual Bonuses, or other compensation or employee benefits, other than as a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) any purported termination of the Plan otherwise than as expressly permitted by the Plan; or (iii) any failure by the Company to comply with and satisfy Article VI of the Plan. For purposes of the Plan, any good faith determination of "Good Reason" made by the Participant shall be conclusive.

     (r) Multiple. With respect to any Participant, the number set forth
         --------
opposite the Participant's name under the heading "Benefit Level" on Schedule I hereto or, if less, the number of years and fractions thereof remaining, as of the Participant's Date of Termination, until the

Participant reaches his or her mandatory retirement age (if any) under the applicable Company policy.

     (s) Participant. An individual who is designated as such pursuant to
         -----------
Section 3.1.

     (t) Plan. The Fluor Daniel GTI, Inc. Senior Executive Severance Plan.
         ----

     (u) Retention Program. The Company's Retention Program for certain senior
         -----------------
executives adopted by the Board on December 11, 1997.

     (v) Retirement. A termination by Retirement shall have occurred where a
         ----------
Participant's termination is due to his or her late, normal or early retirement under the applicable Company policy.

     (w) Separation Benefits. The benefits described in Section 4.2 that are
         -------------------
provided to qualifying Participants under the Plan.

     (x) Subsidiary. Any corporation in which the Company, directly or
         ----------
indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

     (y) Target Annual Bonus. The Annual Bonus that the Participant would have
         -------------------
received for the year in which his or her Date of Termination occurs, if the target goals had been achieved.



                                   ARTICLE III
                                   ELIGIBILITY
                                   -----------

     3.1 Participation. Each of the individuals named on Schedule I hereto shall
         -------------                                   ----------
be a Participant in the Plan. Schedule I may be amended by the Board from time
                              ----------
to time to add individuals as Participants.

     3.2 Duration of Participation. A Participant shall only cease to be a
         -------------------------
Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he or she ceases to be an Employee of any Employer, unless, at the time he or she ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his or her employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

                                   ARTICLE IV
                               SEPARATION BENEFITS
                               -------------------

     4.1 Terminations of Employment Which Give Rise to Separation Benefits Under
         -----------------------------------------------------------------------
This Plan. A Participant shall be entitled to Separation Benefits as set forth
---------
in Section 4.2 below if, at any time before the first anniversary of the Date of the Change of Control, the Participant's Employment is terminated (i) by the Company for any reason other than Cause, death, Disability or Retirement or (ii) by the Participant within 90 days after the occurrence of Good Reason.


     4.2 Separation Benefits
         -------------------

     (a) If a Participant's employment is terminated in circumstances entitling him or her to a separation benefit as provided in Section 4.1, the Participant's Employer shall pay such Participant, within ten days of the Date of Termination, a cash lump sum as set forth in subsection (b) below, subject to subsection (c) below. For purposes of determining the benefit set forth in subsection (b), if the termination of the Participant's employment is for Good Reason based upon a reduction of the Participant's Annual Salary, opportunity to earn Annual Bonuses, or other compensation or employee benefits, such reduction shall be ignored.

     (b) The cash lump sum referred to in Section 4.2(a) is the aggregate of the following amounts:

         (i) the sum of (1) the Participant's Annual Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Target Annual Bonus and (y) a fraction, the numerator of which is the number of days in the such year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued TOWP, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto; and

         (ii) an amount equal to the product of the Participant's Multiple times the Participant's Annual Salary.

     (c) With respect to participants in the Retention Program, the amount payable pursuant to clause (ii) of subsection paragraph (b) above shall be reduced by the amount of the payment the Participant is entitled to receive under the Retention Program as a result of the Change of Control, but such reduction shall be made only if such payment is actually made to the Participant within 30 days following the Date of Termination.

     4.3 Other Benefits Payable. The cash lump described in Section 4.2 above
         ----------------------
shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under the Company severance policy or any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law.


     4.4 Certain Reductions of Payments by the Company.
         ---------------------------------------------

     (a) (i) Notwithstanding any other provision of this Plan, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of
Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of such Participant pursuant to the Plan (such payments or distributions pursuant to the Plan are hereinafter referred to as "Plan Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value that maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 4.4(a), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

     (ii) All determinations required to be made under this Section 4.4(a) shall be made by Ernst & Young (the "Accounting Firm"), which shall provide detailed supporting calculations to both the Company and the Participant within 30 business days of the Date of the Change of Control or such earlier time as is requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. The Participant shall determine which and how much of the Plan Payments (or, at the election of the Participant, other Payments) shall be eliminated or reduced consistent with the requirements of this Section 4.4(a), provided that, if the Participant does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Plan Payments shall be eliminated or reduced consistent with the requirements of this
Section 4.4(a) and shall notify the Participant promptly of such election.

     (iii) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Plan Payments will have been made by the Company that should not have been made ("Overpayment") or that additional Plan Payments that will have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Participant, which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company (or if paid by the Participant to the Company shall be returned to the Participant) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

     (b) Notwithstanding any other provision of this Plan, no payment shall be made hereunder if, as a result of the amount or timing thereof, this Plan would be deemed to constitute an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA or Department of Labor Regulation Section 2510.3-2.

         4.5 Payment Obligations Absolute.
             ----------------------------

     Subject to Section 4.4, the obligations of the Company and the Employers to pay the Separation Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.


                                    ARTICLE V
                                    ---------
                             PARTICIPATING EMPLOYERS
                             -----------------------

     This Plan may be adopted by any Subsidiary of the Company. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are Participants pursuant to Section 3.1.



                                   ARTICLE VI

                              SUCCESSOR TO COMPANY
                              --------------------

     This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

     In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.



                                   ARTICLE VII
                       DURATION, AMENDMENT AND TERMINATION
                       -----------------------------------

     7.1 Duration. If a Change of Control has not occurred, this Plan shall
         --------
expire one year from the Effective Date, unless extended for an additional period or periods by resolution adopted by the Board. If a Change of Control occurs while this Plan is in effect, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all adjustments required to be made pursuant to Section 4.4 have been made.

     7.2 Amendment or Termination. The Board may amend or terminate this Plan at
         ------------------------
any time; provided, that this Plan may not be terminated or amended (i)
          --------
following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (iii) otherwise in connection with or in anticipation of a Change of Control, in any manner that could adversely affect the rights of any Participant.

     7.3 Procedure for Extension, Amendment or Termination. Any extension,
         -------------------------------------------------
amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company's charter and by-laws and applicable law, and shall be evidenced by a written instrument signed by a duly authorized officer of the Company, certifying that the Board has taken such action.


                                  ARTICLE VIII
                                 MISCELLANEOUS
                                 -------------

     8.1 Indemnification. If a Participant institutes any legal action in
         ---------------
seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Company or the Employer will pay for all actual legal fees and expenses incurred (as incurred) by such Participant, regardless of the outcome of such action and whether such action is between the Company or the Employer and the Employee or between either of them and any third party.

     8.2 Employment Status. This Plan does not constitute a contract of
         -----------------
employment or impose on the Participant or the Participant's Employer any obligation for the Participant to remain an Employee or change the status of the Participant's employment or the policies of the Company and its affiliates regarding termination of employment.

     8.3 Named Fiduciary; Administration. Fluor Daniel GTI, Inc. is the named
         -------------------------------
fiduciary of the Plan, with full authority to control and manage the operation and administration of the Plan, acting through the Human Resources Department.

     8.4 Claim Procedure. If an Employee or former Employee makes a written
         ---------------
request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Human Resources Department of the Company and must be received within 30 days after termination of employment. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Company determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Company shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Company determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

     8.5 Unfunded Plan Status. This Plan is intended to be an unfunded plan
         --------------------
maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

     8.6 Validity and Severability. The invalidity or unenforceability of any
         -------------------------
provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.7 Governing Law. The validity, interpretation, construction
         -------------
and performance of the Plan shall in all respects be governed by the laws of Massachusetts, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

                                   Schedule I


                           Name*                                          Benefit Level
                           ----                                           -------------
Tier I:                    David Backus                                         2.0
------                     Glenn Batchelder                                     2.0
                           Anne Nolan                                           2.0
                           Steve Paquette                                       2.0

Tier II:                   V. P. District Manager, Western                      1.0
-------                    V. P. District Manager, NY                           1.0
                           V. P. District Manager, NE                           1.0
                           V. P. District Manager, SE                           1.0
                           V. P. District Manager, SC                           1.0
                           District Manager, Chicago                            1.0
                           District Manager, Mid Atlantic                       1.0
                           Vice President Finance                               1.0


* Note: The severance benefits of the Company's Chief Executive Officer are provided for by separate agreement.